 SULLIVAN & WORCESTER LLP

1666 K STREET, N.W.

WASHINGTON, D.C. 20006

TELEPHONE: 202-775-1200

FACSIMILE: 202-293-2275

565 FIFTH AVENUE	ONE POST OFFICE SQUARE
EIGHTEENTH FLOOR	BOSTON, MASSACHUSETTS 02109
NEW YORK, NEW YORK 10017	TELEPHONE: 617-338-2800
TELEPHONE: 212-486-8200	FACSIMILE: 617-338-2880
FACSIMILE: 646-865-1494

July 17, 2002

Calvert World Values Fund, Inc.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Ladies and Gentlemen:

We have been requested by Calvert World Values Fund, Inc., a Maryland corporation with transferable shares (the "Company") established under Articles of Incorporation dated February 13, 1992, as amended (the "Articles"), for our opinion with respect to certain matters relating to the International Equity Fund (the "Acquiring Fund"), a series of the Company. We understand that the Company is about to file an amended Registration Statement on Form N-14 for the purpose of registering shares of the Company under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of Calvert South Africa Fund (the "Acquired Fund"), a series of Calvert Impact Fund, Inc., in exchange solely for shares of the Acquiring Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the amended Form N-14 Registration Statement (the "Plan").

We have, as counsel, participated in various business and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company's Articles and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bars of The Commonwealth of Massachusetts and the District of Columbia and generally do not purport to be familiar with the laws of the State of Maryland. To the extent that the conclusions based on the laws of the State of Maryland are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of the Maryland General Corporation Law, as amended, and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on September 13, 2002, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Company's Articles and By-Laws, will be legally issued, fully paid and non-assessable by the Company, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the amended Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

----------------------------------------------

SULLIVAN & WORCESTER LLP
